Exhibit 4.1

NVENT FINANCE S.À R.L.,

as Issuer

AND

NVENT ELECTRIC PLC,

as Guarantor

AND

U.S. BANK NATIONAL ASSOCIATION,

as Trustee

THIRD SUPPLEMENTAL INDENTURE

Dated as of April 30, 2018

THIS THIRD SUPPLEMENTAL INDENTURE is dated as of April 30, 2018 among NVENT FINANCE S.À R.L., a Luxembourg private limited liability company (société à responsabilité limitée) with a registered office at 26, boulevard Royal, L-2449 Luxembourg and registered with the Luxembourg Trade and Companies Register under number B219846 (the “Company”), NVENT ELECTRIC PLC, an Irish public limited company (“nVent”), and U.S. BANK NATIONAL ASSOCIATION, a national banking association (the “Trustee”).

RECITALS

A.    The Company, nVent, PENTAIR PLC, an Irish public limited company (“Pentair”) and PENTAIR INVESTMENTS SWITZERLAND GMBH, a Swiss Gesellschaft mit beschränkter Haftung (“Pentair Investments” and with Pentair, the “Pentair Guarantors”) and the Trustee have heretofore executed and delivered an Indenture, dated as of March 26, 2018 (the “Base Indenture”), as supplemented by the First Supplemental Indenture, dated as of March 26, 2018 (the “First Supplemental Indenture”), which provided for the issuance by the Company of $300,000,000 of 3.950% Senior Notes due 2023 (the “2023 Notes”), guaranteed by nVent and the Pentair Guarantors, and the Second Supplemental Indenture, dated as of March 26, 2018 (the “Second Supplemental Indenture” and with the Base Indenture and the First Supplemental Indenture, the “Indenture”), which provided for the issuance by the Company of $500,000,000 principal amount of 4.550% Senior Notes due 2028 (with the 2023 Notes, the “Notes”), guaranteed by nVent and the Pentair Guarantors.

B.    Section 15.03 of the Base Indenture automatically and unconditionally releases the Pentair Guarantors from their Guarantees (as such term is defined in the Base Indenture) under the Indenture upon completion of the Separation (as such term is defined in the Base Indenture).

C.    The Separation occurred effective April 30, 2018.

NOW, THEREFORE, for and in consideration of the foregoing premises, the Company, nVent and the Trustee mutually covenant and agree for the benefit of the Holders and the Pentair Guarantors as follows:

1.	Capitalized Terms. Capitalized definitional terms used herein without definition shall have the meanings assigned to them in the Indenture.

2.	Release of Pentair Guarantors from Guarantee and Indenture. Effective as of the completion of the Separation on April 30, 2018, the Company, nVent and the Trustee agree that each of the Pentair Guarantors is hereby released and discharged of any obligations under its Guarantee, shall have no further obligations or liabilities under the Indenture and shall be removed as a party from the Indenture.

3.	Ratification of Indenture; Third Supplemental Indenture Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Third Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

4.	Concerning the Trustee. In carrying out the Trustee’s responsibilities hereunder, the Trustee shall have all of the rights, protections and immunities which it possesses under the Indenture. The recitals contained in this Third Supplemental Indenture shall be taken as the statements of the Company, and the Trustee assumes no responsibility for their correctness. The Trustee shall not be responsible for and makes no representations as to (i) the validity or sufficiency of this Third Supplemental Indenture, (ii) the proper authorization hereof by nVent and the Company by action or otherwise, (iii) the due execution hereof by nVent and the Company or (iv) the consequences of any amendment herein provided for.

5.	Governing Law. This Third Supplemental Indenture shall be deemed to be a contract made under the internal laws of the State of New York, and for all purposes shall be construed in accordance with the laws of said State without regard to conflicts of law principles (except for Sections 5-1401 and 5-1402 of the New York General Obligations Law) that would require the application of any other law. This Third Supplemental Indenture is subject to the provisions of the Trust Indenture Act of 1939 that are required to be part of this Third Supplemental Indenture and shall, to the extent applicable, be governed by such provisions. The application of articles 470-1 to 470-19 of the Luxembourg law on commercial companies dated 10 August 1915, as amended, to the Indenture is excluded.

6.	Separability. In case any one or more of the provisions contained in this Third Supplemental Indenture shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Third Supplemental Indenture, but this Third Supplemental Indenture shall be construed as if such invalid or illegal or unenforceable provision had never been contained herein or therein.

7.	Counterparts. This Third Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument. The exchange of copies of this Third Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Third Supplemental Indenture as to the parties hereto and may be used in lieu of the original Third Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

8.	Legal, Valid and Binding Obligation. nVent and the Company hereby represent and warrant that, assuming the due authorization, execution and delivery of this Third Supplemental Indenture by the Trustee, this Third Supplemental Indenture is the legal, valid and binding obligation of nVent and the Company enforceable against nVent and the Company in accordance with its terms, subject to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting the enforcement of creditors’ rights and to general equity principles.

9.	FATCA. This Third Supplemental Indenture has not resulted in a material modification of the Notes for Foreign Account Tax Compliance Act purposes.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Third Supplemental Indenture to be duly executed as of the day and year first above written.

NVENT FINANCE S.À R.L., as Issuer

By:	/s/ Randolph A. Wacker
	Name:	Randolph A. Wacker
	Title:	Manager

NVENT ELECTRIC PLC, as Guarantor

By:	/s/ Randolph A. Wacker
	Name:	Randolph A. Wacker
	Title:	Senior Vice President and
Chief Accounting Officer

[Signature Page to the Third Supplemental Indenture]

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:	/s/ Rick Prokosch
Name:	Rick Prokosch
Title:	Vice President

[Signature Page to the Third Supplemental Indenture]